Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-1/A (File No. 333-144865)  of our report dated  January 8, 2009 on the audits of the financial statements and schedule of eMagin Corporation (the “Company”),  which report includes  explanatory paragraphs expressing substantial doubt about the Company’s ability to continue as a going concern and the restatement of the financial statements  as  of  and for the year ended December 31, 2007 with respect to the change in presentation of certain shares of common stock. In addition, we consent to the reference to our firm as “Experts” in the prospectus.

/s/ Eisner LLP

Eisner LLP

New York, New York
February 12, 2009